UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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UNITED AMERICAN HEALTHCARE CORPORATION

(Name of Registrant as Specified in Its Charter)

STRATEGIC TURNAROUND EQUITY PARTNERS, LP (CAYMAN)
GALLOWAY CAPITAL MANAGEMENT, LLC
BRUCE GALLOWAY
GARY L. HERMAN
SETH M. LUKASH
FRED ZEIDMAN

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Strategic Turnaround Equity Partners, LP (Cayman) (“Strategic”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2009 annual meeting of shareholders of United American Healthcare Corporation, a Michigan corporation.

On June 15, 2010, Strategic issued the following press release:

STRATEGIC TURNAROUND EQUITY PARTNERS STOCKHOLDER GROUP

NOMINATES THREE HIGHLY QUALIFIED DIRECTOR NOMINEES FOR ELECTION TO

THE BOARD OF DIRECTORS OF UNITED AMERICAN HEALTHCAR CORPORATION

Urges Stockholders to Vote FOR the Strategic Nominees on the GOLD Proxy Card

New York, New York, June 15, 2010 – Strategic Turnaround Equity Partners, LP (Cayman) (“Strategic”) and the other participants in the solicitation urges stockholders of United American Healthcare Corporation (“United” or the “Company)  (NasdaqCM: UAHC) to vote the Gold Proxy Card to elect its three highly qualified and experienced director nominees, Gary L. Herman, Seth M. Lukash, and Fred Zeidman, at the Company's 2009 annual meeting of stockholders scheduled to be held on June 29, 2010.  Strategic and the other participants in this solicitation (collectively, the “Strategic Group” or “we”) are the beneficial owners of an aggregate of 814,963 shares of common stock of United American Healthcare Corporation, representing approximately 9.98% of the outstanding shares of common stock of the Company.

Strategic nominee Gary Herman stated “We are disgusted by the outrageous actions taken by this Board over the last two years which include: paying out over $800,000 in compensation to Board members and management for a company that generated a mere $14,000 in revenue last quarter; granting what we believe to be egregious severance packages and bonuses for the same management team which lost virtually all of the company’s business; and now this same Board has entered into a vote buying agreement with the Company’s largest stockholder, John Fife and his affiliates, who has had a SEC Consent Decree for securities fraud and market timing levied against him and who only began buying his stock after we filed our preliminary proxy statement.  This agreement guarantees that the Company will purchase his shares at $1.25, creating a liability for the Company of $2,300,000 and potentially as much as $3,800,000, if Fife buys more shares, all in exchange for his support of the Board’s slate of nominees”.

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“Our nominees will truly represent stockholders and once elected will take immediate steps to preserve the Company’s cash, which is essentially its only asset, by stopping the excessive overspending on salaries and Board fees.  This Board has managed to spend over $15 million dollars over the last two years on a business which no longer exists.  It is our belief that if the present Board remains that stockholders, with the exception of Mr. Fife, will be left with nothing.” stated Herman

VOTE THE GOLD PROXY CARD TODAY

We urge all stockholders to elect our director nominees on the GOLD proxy card today. Vote for much needed change at United by signing, dating and returning the GOLD proxy card or you may vote by telephone or Internet if you own through a bank or broker. We urge stockholders to discard any proxy materials received from United and to vote only the GOLD proxy card.

For information on how to vote your GOLD proxy card please contact our proxy solicitor, Okapi Partners, LLC at 1-877-285-5990 or 212-297-0720.

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